EXHIBIT 99.1

RALPH LAUREN REPORTS BETTER-THAN-EXPECTED FIRST QUARTER FISCAL 2016 RESULTS

—	First Quarter Net Revenues of $1.6 Billion Were In Line with the Prior Year in Constant Currency, Driven By Double-Digit Growth Internationally
—	Operating Margin Was Better-Than-Expected Due To Disciplined Expense Management
—	Diluted EPS Was $1.09 in the First Quarter, Excluding Restructuring and Related Non-Cash Charges
—	The Company Maintains Its Fiscal 2016 Outlook
—	Began Successful Transition To The New Global Brand Management Structure

NEW YORK--(BUSINESS WIRE)—August 5, 2015-- Ralph Lauren Corporation (NYSE:RL) today reported net income of $95 million, or $1.09 per diluted share, for the first quarter of Fiscal 2016, which excludes restructuring and non-cash charges associated with its global brand reorganization. This compared to net income of $162 million, or $1.80 per diluted share, for the first quarter of Fiscal 2015. On a reported basis, net income was $64 million or $0.73 per diluted share in the first quarter. The Company also announced significant progress on the transition to the new global brand management organizational structure.

“We are making the right strategic decisions and investments to support the future growth of the Company,” said Ralph Lauren, Chairman and Chief Executive Officer. “I am confident that our new organizational structure will allow us to make our already powerful brands even stronger, and the investments we are making today will create significant value for shareholders over the long term.”

“Our better-than-expected first quarter profitability reflects the strong progress we have made on our key strategic initiatives,” said Jacki Nemerov, President and Chief Operating Officer. “The decisive actions we are taking around our global brand reorganization, infrastructure investments, e-commerce re-platform, and product pricing will position the Company for future growth and generate substantial operating efficiencies.”

First Quarter 2016 Income Statement Review

Net Revenues. Net revenues for the first quarter of Fiscal 2016 were in line with the prior year period on a constant currency basis, driven by double-digit growth internationally, contribution from new stores and global e-commerce expansion. Reported net revenues declined 5% to $1.6 billion in the first quarter. The decline in reported net revenues included approximately 500 basis points of negative impact from foreign currency effects.

—
Wholesale Sales. In the first quarter of Fiscal 2016, wholesale segment sales declined 6% on a constant currency basis. Wholesale revenue in the first quarter was negatively impacted by our customers’ receipt plans due to an earlier Easter this year which was partially offset by double-digit constant currency growth in Europe. Combining 4Q15 and 1Q16, which is more reflective of the Spring/Summer season, global wholesale revenues were up approximately 2% in constant currency. Reported wholesale segment sales declined 9% to $642 million.

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Retail Sales. Retail sales increased 3% on a constant currency basis in the first quarter over the prior year period, driven by contribution from new stores and e-commerce expansion. Reported retail sales declined 3% compared to the first quarter of Fiscal 2015 to $935 million, negatively impacted by foreign currency movements. Consolidated comparable store sales decreased 2% on a constant currency basis during the first quarter and declined 8% on a reported basis.

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Licensing. Licensing revenues of $41 million in the first quarter were 6% above the prior year period in constant currency and grew 3% on a reported basis, reflecting higher royalties from increased sales of Ralph Lauren, Polo and Lauren products worldwide.

Gross Profit. Gross profit for the first quarter of Fiscal 2016 was $969 million and gross profit margin was 59.8%, excluding restructuring-related non-cash charges of $3 million. Gross profit margin was 120 basis points lower than the prior year period, reflecting unfavorable foreign currency effects.

Operating Expenses. Excluding restructuring and related non-cash charges, operating expenses were $828 million in the first quarter of Fiscal 2016, 4% above the prior year period. Operating expense rate of 51.1% increased 430 basis points compared with the first quarter of Fiscal 2015, due to the timing of revenue receipts and incremental investments in infrastructure. As reported, operating expenses in the first quarter of Fiscal 2016 were $870 million, which included $42 million in restructuring and non-cash charges associated with our global brand reorganization.

Operating Income. Excluding restructuring and related non-cash charges, operating income was $141 million in the first quarter of Fiscal 2016. Operating margin of 8.8% was 550 basis points below the prior year period, which was better than the outlook provided in May due to disciplined operational management. The lower operating margin was attributable to fixed expense deleverage, incremental investments in infrastructure and negative foreign currency effects.

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Wholesale Operating Income. Excluding non-cash charges associated with our global brand reorganization, wholesale operating income was $140 million in the first quarter of Fiscal 2016 compared with $180 million in the prior year period. Wholesale operating margin decreased 370 basis points to 21.8% due to a change in customer receipt plans related to the earlier Easter this year.

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Retail Operating Income. Excluding non-cash charges associated with our global brand reorganization, retail operating income was $118 million in the first quarter of Fiscal 2016 compared with $168 million in the prior year period. Retail operating margin declined 490 basis points to 12.6%, due to fixed expense deleverage and negative foreign currency effects.

—	Licensing Operating Income. Licensing operating income of $36 million in the first quarter of Fiscal 2016 was in line with the prior year period.

Net Income and Earnings Per Diluted Share (EPS). Excluding restructuring and related non-cash charges, net income for the first quarter of Fiscal 2016 was $95 million, or $1.09 per diluted share. This compared to net income of $162 million, or $1.80 per diluted share, for the first quarter of Fiscal 2015. On a reported basis, net income was $64 million or $0.73 per diluted share in the first quarter.

The Company had an effective tax rate of approximately 30%, excluding restructuring and related non-cash charges, in the first quarter of Fiscal 2016, which compared to an effective tax rate of 31% in the first quarter of Fiscal 2015. On a reported basis, the effective tax rate was 29% in the first quarter.

Update On The Global Brand Reorganization
In the 90 days since the announcement of a new global brand management organizational structure, the Company established six global brand groups and filled the global brand president roles, as well as the key regional and channel positions. The Company is on track to achieve $100 million in annual expense savings associated with the restructure.

The Company expects to incur restructuring and related non-cash charges of approximately $70-100 million as a result of this reorganization, $45 million of which was taken in the first quarter. This charge encompasses the cost of separation associated with the workforce reduction as well as the cost of store and shop adjustments to provide greater clarity of brand presentation.

First Quarter Fiscal 2016 Balance Sheet and Cash Flow Review

The Company ended the first quarter of Fiscal 2016 with $1.2 billion in cash and investments, or $707 million in cash and investments net of debt ("net cash"), compared to $1.4 billion in cash and investments and $1.1 billion in net cash at the end of the first quarter of Fiscal 2015. The first quarter ended with inventory of $1.3 billion, which was 8% above the prior year period.

The Company had $68 million in capital expenditures in first quarter of Fiscal 2016 compared to $85 million in the prior year period. The Company repurchased approximately 1.1 million shares of Class A Common Stock during the first quarter, for $150 million. As of the end of the first quarter, approximately $430 million remained available for future share repurchases.

Global Retail Store Network
The Company ended the first quarter of Fiscal 2016 with 467 directly operated stores, comprised of 140 Ralph Lauren stores, 65 Club Monaco stores and 262 Polo factory stores. The Company also operated 558 concession shop locations worldwide at the end of the first quarter. In addition to Company-operated locations, international licensing partners operated 79 Ralph Lauren stores and 24 dedicated shops, as well as 124 Club Monaco stores and shops at the end of the first quarter.

Fiscal 2016 Outlook
The Company continues to expect consolidated net revenues for Fiscal 2016 to increase by mid-single digits in constant currency. Based on current exchange rates, foreign currency will have an approximate 450 basis point negative impact on Fiscal 2016 revenue growth. Operating margin for Fiscal 2016 is still expected to be 180-230 basis points below the prior year’s level due to negative foreign currency effects. The full year Fiscal 2016 tax rate is estimated at 30%.

This guidance excludes restructuring and non-cash charges associated with our global brand reorganization. We expect these charges to be approximately $70-100 million over the course of Fiscal 2016.

In the second quarter of Fiscal 2016, the Company expects consolidated net revenues to be up 3-5% in constant currency, and based on current exchange rates, foreign currency will have an approximate 550 basis point negative impact on revenue growth. Operating margin for the second quarter of Fiscal 2016 is expected to be approximately 275-325 basis points below the comparable prior year period, primarily due to negative foreign currency effects, the quarterly revenue growth profile and timing of expense savings initiatives. The second quarter tax rate is estimated at 30%.

Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Wednesday, August 5, 2015, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4799. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren First Quarter Fiscal 2016 conference call.
An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Wednesday, August 5, 2015 through 6:00 P.M. Eastern, Wednesday, August 12, 2015 by dialing 203-369-3352 and entering passcode 3386.

ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 47 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Lauren by Ralph Lauren, Double RL, RLX, Ralph Lauren Childrenswear, Denim & Supply Ralph Lauren, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Fiscal

2016 Outlook” and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel; our ability to achieve anticipated operating enhancements and/or cost reductions from our restructuring plans, including our transition to a global brand-based operating structure; our ability to successfully implement our anticipated growth strategies and to capitalize on our repositioning initiatives in certain merchandise categories; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective, and risks associated with increases in the costs of raw materials, transportation, and labor; our ability to secure the technology facilities and systems used by the Company and those of third party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses or similar events; our ability to continue to maintain our brand image and reputation and protect our trademarks; the impact of global economic conditions and domestic and foreign currency fluctuations on the Company, the global economy and the consumer marketplace and our ability to access sources of liquidity; the impact of the volatile state of the global economy or consumer preferences on purchases of premium lifestyle products that we sell and our ability to forecast consumer demand; changes in the competitive marketplace and in our commercial relationships; risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations, including tax laws; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world; our ability to continue to expand our business internationally; changes in our effective tax rates or credit profile and ratings within the financial community; changes in our relationships with department store customers and licensing partners; the impact to our business resulting from potential costs and obligations related to the early termination of our long term, non-cancellable leases; the potential impact to the trading prices of our securities if our Class A Common Stock share repurchase activity and/or cash dividend rate differs from investors' expectations; the potential impact on our operations and on our customers resulting from natural or man-made disasters; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Unaudited)

	June 27,	March 28,	June 28,
	2015	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$490	$500	$711
Short-term investments	661	644	658
Accounts receivable, net of allowances	390	655	357
Inventories	1,270	1,042	1,180
Income tax receivable	69	57	61
Deferred tax assets	146	145	152
Prepaid expenses and other current assets	278	281	202
Total current assets	3,304	3,324	3,321

Property and equipment, net	1,419	1,436	1,363
Deferred tax assets	50	45	39
Goodwill	901	903	963
Intangible assets, net	260	267	293
Other non-current assets (a)	134	131	149
Total assets	$6,068	$6,106	$6,128

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$155	$234	$-
Accounts payable	207	210	260
Income tax payable	35	27	96
Accrued expenses and other current liabilities	832	715	705
Total current liabilities	1,229	1,186	1,061

Long-term debt	297	298	298
Non-current liability for unrecognized tax benefits	102	116	136
Other non-current liabilities	633	615	661
Total liabilities	2,261	2,215	2,156

Equity:
Common stock	1	1	1
Additional paid-in-capital	2,170	2,117	2,017
Retained earnings	5,808	5,787	5,369
Treasury stock, Class A, at cost	(4,018)	(3,849)	(3,528)
Accumulated other comprehensive (loss) income	(154)	(165)	113
Total equity	3,807	3,891	3,972
Total liabilities and equity	$6,068	$6,106	$6,128
(a) Includes non-current investments of:	$8	$8	$2

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	June 27,	June 28,
	2015	2014

Wholesale net sales	$642	$708
Retail net sales	935	960
Net sales	1,577	1,668
Licensing revenue	41	40
Net revenues	1,618	1,708
Cost of goods sold(a)	(652)	(665)
Gross profit	966	1,043
Selling, general, and administrative expenses(a)	(822)	(788)
Amortization of intangible assets	(6)	(6)
Impairment of assets	(8)	(1)
Restructuring charges	(34)	(4)
Total other operating expenses, net	(870)	(799)
Operating income	96	244
Foreign currency losses	(1)	(3)
Interest expense	(4)	(4)
Interest and other income, net	2	1
Equity in losses of equity-method investees	(3)	(3)
Income before provision for income taxes	90	235
Provision for income taxes	(26)	(73)
Net income	$64	$162
Net income per share - Basic	$0.74	$1.82
Net income per share - Diluted	$0.73	$1.80
Weighted average shares outstanding - Basic	86.5	88.9
Weighted average shares outstanding - Diluted	87.5	90.2
Dividends declared per share	$0.50	$0.45
(a) Includes total depreciation expense of:	$(68)	$(63)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended June 27, 2015 and June 28, 2014 for each segment were as follows:
	Three Months Ended
	June 27,	June 28,
	2015	2014

Net revenues:
Wholesale	$642	$708
Retail	935	960
Licensing	41	40
Total net revenues	$1,618	$1,708
Operating income:
Wholesale	$137	$180
Retail	110	168
Licensing	36	36
	283	384
Less:
Unallocated corporate expenses	(153)	(136)
Unallocated restructuring charges	(34)	(4)
Total operating income	$96	$244

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)
Same - Store Sales Data
	Three Months Ended June 27, 2015 % Change
	As Reported	Constant Currency
Total Ralph Lauren	(8%)	(2%)

Operating Segment Data

	Three Months Ended		% Change
	June 27, 2015	June 28, 2014	As Reported	Constant Currency
Wholesale net sales	$642	$708	(9.3%)	(5.7%)
Retail net sales	935	960	(2.7%)	3.2%
Net sales	1,577	1,668	(5.5%)	(0.5%)
Licensing revenue	41	40	2.7%	6.0%
Net revenues	$1,618	$1,708	(5.3%)	(0.4%)

RALPH LAUREN CORPORATION
Reconciliation of Certain Non-GAAP Financial Measures
(in millions, except per share data)
(Unaudited)

	Three Months Ended June 27, 2015
		Global Reorganization Plan
	As Reported	Restructuring Charges	Asset Impairment Charges	NRV (incl. in COGS)	Excluding Restructuring & Non-cash Charges
Revenues	$1,618	$-	$-	$-	$1,618
Gross Profit	$966	$-	$-	$3	$969
Gross Profit margin	59.7%				59.8%
Total other operating expenses	$(870)	$34	$8	$-	$(828)
Operating expense margin	53.7%				51.1%
Operating income	$96	$34	$8	$3	$141
Operating margin	6.0%				8.8%
Income before provision for income taxes	$90	$34	$8	$3	$135
Provision for income taxes	$(26)	$(11)	$(2)	$(1)	$(40)
Effective tax rate	29.0%				29.8%
Net income	$64	$23	$6	$2	$95
Net income per diluted share	$0.73	$0.26	$0.08	$0.02	$1.09

SEGMENT INFORMATION -
OPERATING INCOME/(LOSS):
Wholesale	$137	$-	$3	$-	$140
Operating margin	21.3%				21.8%
Retail	$110	$-	$5	$3	$118
Operating margin	11.8%				12.6%
Licensing	$36	$-	$-	$-	$36
Operating margin	88.6%				88.6%
Unallocated corporate expenses and restructuring charges, net	$(187)	$34	$-	$-	$(153)
Total operating income	$96	$34	$8	$3	$141

SUPPLEMENTAL FINANCIAL INFORMATION
This earnings release includes certain non-GAAP financial measures relating to restructuring and non-cash charges recorded in connection with the Company’s global brand reorganization. Included in this earnings release is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures before and after these charges. The related tax effects were calculated using the respective statutory tax rates for each applicable jurisdiction. The Company uses non-GAAP financial measures, among other things, to evaluate its operating performance and in order to represent the manner in which the Company conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP and may be different from non-GAAP measures reported by other companies.

Additionally, since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is also affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. These rate fluctuations can have a significant effect on the Company’s reported results. As such, in addition to financial measures prepared in accordance with generally accepted accounting principles ("GAAP"), the Company’s discussions often contain references to constant currency measures, which are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in the Company’s businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with U.S. GAAP.

SOURCE: Ralph Lauren Corporation
Investor Relations
Evren Kopelman, 212-813-7862
Or
Corporate Communications
Malcolm Carfrae, 212-583-2262